Free Writing Prospectus LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. 1 Elite Education Group International Limited FWP Issuer Free Writing Prospectus Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333 - 251342 The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (file no . 333 - 251342 ) . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting SEC EDGAR web site at www . sec . gov . Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 561 - 620 - 0306 . To review a filed copy of our current registration statement, click on the following link: https://www.sec.gov/Archives/edgar/data/1781397/000121390021005459/ea133108-f1a1_eliteeducat.htm

Elite Education Group International Limited Company Presentation February 2021

Disclaimer LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. 3 Elite Educational Group International Limited (“Elite Education”, “we”, “our” or the “Company”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering . You may get these documents by visiting EDGAR on the SEC web site at www . sec . gov . All statements contained herein other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe”, “may,’ “will,” “estimates,” ”continue,” ”anticipate . ” “intend,” “expect,” and similar expressions are intended to identify forward looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . Theses forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the prospectus . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extend to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . All references to dollar amounts in the offering summary or to use of proceeds are subject to change pending a final prospectus . Elite Education Group

Offering Summary LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. Type of Offering Initial Public Offering Exchange NASDAQ Capital Market Proposed Symbol EEIQ Shares Outstanding Pre - Offering 7,938,000 Expected Offering Size 750,000 Common Shares + Series A Warrant + Series B Warrant Over - Allotment Option 112,500 Common Shares Price $8.00 per unit Net Proceeds $4,500,000* Use of Proceeds Facilities expansion of our existing and future campuses at Miami University of Ohio; entry into the UK, Canadian and SE Asia markets; working capital and general corporate purposes * Including $200,000 to be used for indemnification purposes for a period of 12 months following the closing of this offering. 4 1 Elite Education Group

Company Overview LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. 5 • A one - stop solution that enables Chinese students to attend university abroad • We offer a turnkey solution that provides comprehensive student services such as dormitory living, meal plan, legal & medical, and guidance • A unique partnership with Miami University of Ohio has resulted in the enrollment of 187 overseas students in fiscal year 2019 and 134 in fiscal year 2020 • Our mission statement addresses education as a Chinese family priority and ensures a safe and structured overseas university study environment • Our growth plan includes additional US and UK universities, further penetration of the Chinese student market, SE Asia market 2 5 2 Elite Education Group

Key Market Trends LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. • The robust increase in GDP in China over the last decade has led to a rise in spending on education and pursuing University education abroad • Chinese families place a high priority on education as a means of mobility and success • US universities have economic incentives to admit foreign students who can pay high out - of - state tuition fees • Other countries such as the UK, Australia and Canada, are seeing a huge influx of international students, especially from China 6 3 Elite Education Group

# Our Operating Model

**Elite Education Group - Marketing**

- *Language Testing (ITEP) & Prep*
- *Study Abroad Agencies*
- *High Schools & Partnerships*
- *Foundation Programs*
- *Admissions Applications*

**China Partner: Renda Financial Education**

- *Visa Services*
- *Student Applications*
- *Pre-Departure Training*


Turnkey Approach for Chinese Students to Study Abroad

**US Partner: Miami University of Ohio**

- *Two-Week Orientation*
- *English Language Center*
- *Flexible Admissions Standards*
- *Choice of Campuses*
- *Pick-Up Arrangements*

**Elite Education Group - Services**

- *Courses in China for MU Credit*
- *Bridge Year Foundational Program*
- *Dormitory and Supervision*
- *Cafeteria and Student Resources*
- *Post-Studies Guidance*

Elite Education Group 4

# Sales and Marketing

We recruit from all regions of China using our own sales team and by leveraging relationships with the following:

- **Study Abroad Agencies** – we have cooperative relationships with the 5 largest agencies in China and pay commissions to select entities
- **B2B Study Abroad Companies** – we have several B2B companies in our circle of cooperative relationships
- **International High School / Language Programs** – we have contacts with many schools and programs to date and use creative means to penetrate these targets.


M MIAMI UNIVERSITY

- **University Foundation Programs** – we coordinate with a number of programs using an array of outreach modalities and are creating own foundation platform

Elite Education Group 5

# Competitive Landscape

- The competition for the US educational market has intensified with more participants entering the space. Our competitors are as follows:
- Chinese recruiting offices of the top 100 ranked US universities
- International education groups that provide language courses
- Universities looking to establish partnerships with China institutions or to recruit from Chinese university level classes



*We believe that our official university recruiting office at MU, our international education group, study-abroad consultants and US training institution enable us to offer superior services during and after students' studies abroad, and serve as a barrier to entry to other entities.*

Elite Education Group 6

Unique Turnkey Educational Platform LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. 10 We provide the following services for our overseas students: • Application, language testing, visa service & pre - departure services with our China partner • Student dormitory management • Academic guidance • Student catering services • Student transfer application services • Internship and employment guidance • On - site support staff and facilities • Communications with students’ families in China 10 7 Elite Education Group 38 100 141 139 102 159 187 134 2013 2014 2015 2016 2017 2018 2019 2020 Overseas Student Enrollment

# Partnership with Miami University of Ohio

Miami University of Ohio (MU) has 7 colleges, 5 campuses and a campus population of ~25,000; the Company's partnership includes the Middletown, Hamilton and main Oxford campuses

**Middletown**



**Hamilton**



**Oxford**




MIAMI'S
FOUR-YEAR GRAD RATE
RANKS IN THE
TOP 25
AMONG PUBLIC
UNIVERSITIES IN THE
UNITED STATES.


ORIGINAL
PUBLIC
IVY


TOP 5
UNIVERSITY FOR
UNDERGRADUATE
TEACHING
AMONG PUBLICS
2020
PER U.S. NEWS &
WORLD REPORT

*Source: https://miamioh.edu/about-miami/recognition/index.html*

Elite Education Group 8

Partnership with Miami University of Ohio LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. 12 • Our agreement calls for us to recruit and provide admission - related services to prospective Chinese overseas students, their parents and high school administrators and support to Chinese students and graduates • We provide student housing, dining services, dorm supervision and 24 - hour emergency support for Chinese overseas students • Our students enroll in the English Language Center (ELC) program and take MU courses based on English proficiency • We are compensated based on the number of overseas student recruits enrolled in MU • We operate 11 dorms, a cafeteria, gym and a student life center on the Middletown campus 12 9 Elite Education Group

Competitive Advantages LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. • Our presence on the University of Miami of Ohio (MU) campus, a top 5 study abroad program, and our unique support for Chinese students in our program • Our agreement with MU which includes a special English Language Center and relaxed admission program for Chinese students • Our comprehensive services suite for our overseas Chinese students which includes student dormitories, catering, academic and safety guidance, post - graduate advisory, legal aid and medical escort services • Our extensive infrastructure apparatus in China, partnerships which facilitate the overseas study experience, strategy to imbed our overseas students in Chinese international programs for credit, and high success rate 13 Source: https://miamioh.edu/about-miami/recognition/index.html 10 Elite Education Group

Growth Strategy LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. • Increase our presence at Miami University of Ohio with our Oxford main campus expansion • Develop additional relationships with universities in the US, UK and Canada • Further evolve our collaboration with the University of Northumbria at Newcastle in the UK for whom we are currently recruiting students • Expand and deepen our partnerships with Chinese high schools and China student service providers • Expand our marketing into the Hong Kong and the Southeast Asia markets for these students to study abroad • Develop private international schools and establish relationships with SE Asia universities to initiate multinational platforms for study abroad 14 11 Elite Education Group

Growth Strategy (continued) LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. • Expand our cooperation projects to allow Chinese students to obtain 1 - 2 years’ worth of college credits in North American colleges & universities • Open English language training facilities in China nationwide to combine English learning with university credit hours – a cost savings measure for Chinese students planning to study abroad • Launch an online education platform in partnership with Miami University and University of Northumbria • Rollout an initiative to replicate the Miami University model in the Canadian market with our subsidiary QHI in charge of recruitment and pre - departure through post - study services • Set up an early - stage venture fund for student - managed projects 15 12 Elite Education Group

Impact of the Covid Pandemic LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. • We had ceased our recruiting for Miami University for the Summer and Fall 2020 terms since most programs at MU have been delayed or postponed • A total of 134 students enrolled in our program in the fiscal year of 2020 term utilizing the format of online learning • Due to concerns about online learning, some students will start their programs in the Fall 2020 term; the rest will defer the start of their programs until the Spring 2021 term and/or study at our cooperative projects at Ocean University of China for one or two semesters • Our foundation program fosters growth for the next academic year and beyond and helps to counter the challenges associated with the pandemic 16 13 Elite Education Group

Impact of the Covid Pandemic (continued) LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. • For the Spring and Fall 2020 terms, we implemented extensive quarantine measures for students on the Miami University campus, including: » Preparation of quarantine rooms; one room per person » Disinfection of common areas and distribution of PPE to students and staff » Delivery of meals to quarantined students on a daily basis » Required mask to be work in public space or common areas of dorms » Daily health checks; interactions with staff are virtual / online modes » Chaperoned grocery shopping with protective gear » Two - week quarantine for students with recent travel histories • Since the pandemic appears to be under control in China, Chinese high schools have resumed classes and we expect to attract new students to enroll in the studies abroad program for Fall 2021 17 14 Elite Education Group

# Financial Summary

## Income Statement Data (In $mm's)



Revenue
Net Income
10.0
8.0
6.0
4.0
2.0
0.0
6.3
1.1
8.7
2.1
9.1
1.0
2018
2019
2020



Gross Profit
Gross Margin
8.0
6.0
4.0
2.0
0.0
80%
70%
60%
50%
40%
30%
20%
10%
0%
72.1%
74.4%
74.2%
4.5
6.5
6.7
2018
2019
2020

## Balance Sheet Data (In $mm's)



Cash
10.0
5.0
0.0
4.0
8.3
7.4
2018
2019
2020



Total Assets
20.0
10.0
0.0
10.8
14.9
14.2
2018
2019
2020



Total Equity
10.0
5.0
0.0
4.4
6.5
7.5
2018
2019
2020

*Note: Based on Audited Financial Statements; Fiscal Year Ends Sept. 30*

Elite Education Group 15

Board and Management Team LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. Jianbo Zhang - Bachelor (1987) and Master in Finance (1993) from Renmin University, MBA (1999) from Coventry University, and EMBA (2003) from Singapore Tiandu Education Zhenyu Wu - Ph . D . (2007) in Finance, MBA (2002) in Finance, and MA in Economics (2001) from University of Calgary, and Bachelor in Economics (1999) from Nankai University Craig Wilson - Ph . D . (2004) in Finance, BComm (2004) in Finance, and B . Sc . in Mathematics (1996) from University of Alberta G . Michael Pratt - Dean of Regional Campuses and Associate Provost at Miami University ( 2010 - 16 ), Ph . D . in Anthropology (1981) from Case Western Reserve University M . Kelly Cowan - Director of Middletown Campus at Cincinnati State Technical and Community College ( 2015 - 16 ), and Dean at Miami University Middletown Campus ( 1993 - 2014 ) Jianbo Zhang CEO, Founding Chairman M. Kelly Cowan Independent Director Chair, Nominating Committee Zhenyu Wu CFO, Director Elite Education Group G. Michael Pratt Independent Director Chair, Compensation Committee Craig Wilson Independent Director Chair, Audit Committee 19 16 Elite Education Group

Key Investment Highlights LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. • Unique and Successful Business Model • Strong University and Business Partnerships • Global Expansion Opportunities • Growing Student Demand Metrics • Extensive Marketing and Sales Channels • Excellent Reputation for Performance • Highly Experienced Management Team 20 17 Elite Education Group

Contact Information LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Elite Education Group International Ltd. Quest Holding International LLC (subsidiary) 1209 N. University Blvd. Middletown, OH 45042 513 - 835 - 5394 Investor Relations IR@eei - global.net 646 - 694 - 8538 21 18 Elite Education Group

Elite Education Group International Ltd. LOREM IPSUM DOLOR SIT AMET, CONSECTETUER ADIPISCING ELIT. 12 Lorem ipsum dolor sit amet, consectetuer adipiscing elit. Maecenas porttitor congue massa. Fusce posuere, magna sed pulvinar ultricies, purus lectus malesuada libero, sit amet commodo magna eros quis urna. 22 Thank you !